Exhibit 10.30
Execution Version

PERSONAL AND CONFIDENTIAL

March 12, 2010

RadNet, Inc.
RadNet Management, Inc.
1510 Cotner Avenue
Los Angeles, CA 90025
Attention:  Dr. Howard Berger, President and
Chief Executive Officer

Commitment and Term Loan Engagement Letter

Ladies and Gentlemen:

RadNet Management, Inc. (the “Borrower”) and RadNet, Inc. (“Holdings” and together with the Borrower “you”) have advised Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank Trust Company Americas (“DBTCA”), General Electric Capital Corporation (“GECC”), GE Capital Markets, Inc. (“GECM”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets1 (“RBC Capital Markets”) and Jefferies Finance LLC (“Jefferies” and together with Barclays Capital, Barclays Bank, DBSI, DBTCA, GECC, GECM, Royal Bank and RBC Capital Markets, the “Commitment Parties”, “we” or “us”), that you intend to enter into a senior secured credit facility for the Borrower (the “Credit Facility”), which is comprised of a $100.0 million aggregate principal amount revolving credit facility and a term loan facility anticipated to be in an aggregate principal amount of $275.0 million and to consummate the Transactions (as defined in Exhibit A), in each case on the terms and subject to the conditions set forth in this Commitment and Term Loan Engagement Letter and Exhibits A and B (collectively, the “Commitment Letter”).

You have also advised us that the total cost of the Transactions (including, but not limited to, related fees, commissions and expenses) and related ongoing working capital requirements of the Borrower will be approximately $585.0 million and will be financed from the following sources:

•	$275.0 million under a senior secured first lien term loan facility (the “Term Facility”) having the terms set forth in Exhibit A;

•
$100.0 million under a senior secured first lien revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”) having the terms set forth in Exhibit A; and

•	the issuance by the Borrower of $210.0 million of unsecured senior notes (the “Notes”) pursuant to a registered public offering or Rule 144A or other private placement (the “Notes Offering”).

1 RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

March 12, 2010
RadNet, Inc.
RadNet Management, Inc.

We are pleased to confirm the arrangements under which (i) Barclays Bank is exclusively authorized by the Borrower and Holdings to act as sole and exclusive administrative agent and collateral agent and (ii) each of Barclays Capital, DBSI, GECM and RBC Capital Markets are exclusively authorized by the Borrower and Holdings to act as joint lead arrangers and joint bookrunners, in each case, in connection with the Credit Facilities, on the terms and subject to the conditions set forth in this Commitment Letter.

1.	Commitments and Agency Roles

You hereby appoint Barclays Bank to act, and Barclays Bank hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”), in each case for the Credit Facilities.  You hereby appoint each of Barclays Capital, DBSI, GECM and RBC Capital Markets to act, and each of Barclays Capital, DBSI, GECM and RBC Capital Markets hereby agrees to act, as joint lead arrangers and joint bookrunners (in such capacities, the “Joint Lead Arrangers”) for the Credit Facilities.  Each of the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent will have the rights and authority customarily given to financial institutions in such roles, but shall have no duties other than those expressly set forth herein and in the Loan Documents (as defined below).  It is agreed that Barclays Bank shall have “left” placement in any and all marketing materials or other documentation used in connection with the Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such “left” placement.  GECM shall have second placement immediately to the right of Barclays Bank.

In connection with the Credit Facilities, (i) Barclays Bank is pleased to advise you of its several (but not joint) commitment to provide $23.75 million of the Revolving Facility, (ii) DBTCA is pleased to advise you of its several (but not joint) commitment to provide $23.75 million of the Revolving Facility, (iii) GECC is pleased to advise you of its several (but not joint) commitment to provide $23.75 million of the Revolving Facility, (iv) Royal Bank is pleased to advise you of its several (but not joint) commitment to provide $23.75 million of the Revolving Facility and (v) Jefferies is pleased to advise you of its several (but not joint) commitment to provide $5.0 million of the Revolving Facility, in each case on the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter (as defined below).  In such capacity, Barclays Bank, DBTCA, GECC, Royal Bank and Jefferies are the “Initial Lenders” and each is an “Initial Lender.”  It is understood and agreed that none of the Commitment Parties is hereby committing to provide any portion of the Term Facility and that any such commitment would be evidenced by a separate agreement from such Commitment Party.

Our fees for services related to the Credit Facilities are set forth in a separate fee letter (the “Fee Letter”) between Holdings, the Borrower and the Joint Lead Arrangers entered into on the date hereof.  In consideration of the execution and delivery of this Commitment Letter by the Joint Lead Arrangers, you jointly and severally agree to pay the fees and expenses set forth in Exhibit A and in the Fee Letter as and when payable in accordance with the terms hereof and thereof.  You agree that no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter) will be paid in connection with the Credit Facilities unless you and we shall so agree.

March 12, 2010
RadNet, Inc.
RadNet Management, Inc.

2.	Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject, in our discretion, to the following conditions: (i) there shall not have been, since December 31, 2009 (the date of the most recent audited financial statements for the Borrower furnished to us), any event, change, effect, development, circumstance or condition that the Commitment Parties determine has caused or could reasonably be expected to cause a material adverse change or a prospective material adverse change in or affecting the business, general affairs, assets, liabilities, operations, management, condition (financial or otherwise), equity holders’ equity, results of operations or value of Holdings and its subsidiaries, taken as a whole, or that calls into question in any material respect the projections previously supplied to the Commitment Parties or any of the material assumptions on which such projections were prepared, as determined by the Commitment Parties in their sole discretion; (ii) compliance with the terms and conditions of this Commitment Letter and the Fee Letter, including without limitation the conditions set forth in Exhibit B; (iii) the Borrower having received commitments to provide an aggregate principal amount of the Term Facility equal to at least $275.0 million from banks, financial institutions and other institutional lenders reasonably acceptable to the Commitment Parties, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter or Exhibit A or B hereto or otherwise reasonably satisfactory to the Commitment Parties; (iv) the Borrower shall have been assigned a corporate family rating by Moody’s Investor Service, Inc. (“Moody’s”) and a corporate credit rating by Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”); (v) the Credit Facilities and the Notes shall have been assigned a credit rating by each of Moody’s and S&P; and (vi) the satisfactory negotiation, execution and delivery of definitive loan documents relating to the Credit Facilities including without limitation a credit agreement, guarantees, security agreements, pledge agreements, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) to be based upon and substantially consistent with the terms set forth in this Commitment Letter and otherwise satisfactory to the Commitment Parties, and to be prepared by counsel to the Joint Lead Arrangers.  Our commitments and agreements to perform the services described herein are also conditioned upon and made subject to our not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to us relating to Holdings, the Borrower or the Transactions, which we, in our reasonable judgment, deem material and adverse relative to the information or other matters disclosed to us prior to the date hereof.

3.	Syndication

The Joint Lead Arrangers intend and reserve the right to syndicate the Credit Facilities to the Lenders (as respectively defined in Exhibit A).  The Joint Lead Arrangers will select the Lenders after consultation with the Borrower.  The Joint Lead Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments and the amounts offered.  The Joint Lead Arrangers will determine, subject to approval of the Borrower, the final commitment allocations.  Each of Holdings and the Borrower agrees to use all commercially reasonable efforts to ensure that the Joint Lead Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of Holdings, the Borrower and their respective subsidiaries.  To facilitate an orderly and successful syndication of the Credit Facilities, you agree that, until the earlier of the termination of the syndication as determined by the Joint Lead Arrangers and 90 days following the date of initial funding under the Credit Facilities, Holdings and the Borrower will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, engage in discussions concerning the syndication or issuance of, or offer, place or arrange any debt facility or any debt or equity security of the Borrower or Holdings or any of their respective subsidiaries or affiliates (other than the Credit Facilities and the Notes), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of the Joint Lead Arrangers.

March 12, 2010
RadNet, Inc.
RadNet Management, Inc.

Holdings and the Borrower agree to cooperate with us and provide information reasonably required by us in connection with: (i) the preparation of, as soon as practicable after the date of this Commitment Letter, an information memorandum regarding the business, operations, financial projections and prospects of Holdings and the Borrower (which will include the financial information and projections described in Exhibit B) including without limitation the delivery of all information relating to the Transactions prepared by or on behalf of Holdings or the Borrower deemed reasonably necessary by the Joint Lead Arrangers to complete the syndication of the Credit Facilities (including without limitation obtaining, prior to the launch of syndication, (a) a corporate family rating from Moody’s and a corporate credit rating from S&P and (b) a credit rating for the Credit Facilities and the Notes from each of Moody’s and S&P); and (ii) the hosting, with the Joint Lead Arrangers, of one or more meetings with prospective Lenders and, in connection with any such meeting, consulting with the Joint Lead Arrangers with respect to the presentations to be made and making available appropriate senior management, representatives and advisors of Holdings and the Borrower to rehearse such presentations prior to any such meeting, as reasonably requested by the Joint Lead Arrangers and including, if requested by the Joint Lead Arrangers, direct contact between appropriate senior management, representatives and advisors of Holdings and the Borrower with prospective Lenders.

The Borrower will be solely responsible for the contents of any such information memorandum and presentation and all other information, documentation or other materials delivered to us in connection therewith and the Borrower acknowledges that we will be using and relying upon such information without independent verification thereof.  The Borrower agrees that such information regarding the Credit Facilities and information provided by Holdings, the Borrower or their respective representatives to the Joint Lead Arrangers in connection with the Credit Facilities (including without limitation draft and execution versions of the Loan Documents, such information memorandum, such presentation, publicly filed financial statements and draft or final offering materials relating to contemporaneous or prior securities issuances by Holdings or the Borrower) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks or SyndTrak workspace) created for purposes of syndicating the Credit Facilities or otherwise in accordance with the Joint Lead Arrangers’ standard syndication practices (including hard copy and via electronic transmissions).

At the request of the Joint Lead Arrangers, the Borrower agrees to prepare a version of the information memorandum and presentation that does not contain material non-public information concerning Holdings, the Borrower, their respective affiliates or their securities.  In addition, the Borrower agrees that unless specifically labeled “Private — Contains Non-Public Information,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Credit Facilities, whether through an internet site (including without limitation an IntraLinks or SyndTrak workspace), electronically, in presentations, at meetings or otherwise will contain any material non-public information concerning Holdings, the Borrower, their respective affiliates or their securities.  The Borrower further agrees that the following documents contain information that is otherwise publicly available (unless the Borrower notifies us promptly that such document contains material non-public information): (x) draft and execution versions of the Loan Documents, (y) administrative materials prepared by the Joint Lead Arrangers for prospective Lenders (including without limitation a lender meeting invitation, lender allocations, if any, and funding and closing memoranda) and (z) notifications of changes in the terms and conditions of the Credit Facilities.

4.	Information

Holdings and the Borrower represent, warrant and covenant that (i) all information (other than projections) provided directly or indirectly by or on behalf of the Borrower or Holdings to the Joint Lead Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates in connection with the Transactions is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the projections that have been or will be made available to the Joint Lead Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates by or on behalf of the Borrower or Holdings have been and will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Borrower and upon assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time such projections are made available to the Joint Lead Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates.  You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.

March 12, 2010
RadNet, Inc.
RadNet Management, Inc.

Holdings and the Borrower recognize that, in providing our services pursuant to this Commitment Letter, we will rely upon and assume the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us for such purposes, and we do not assume responsibility for the accuracy or completeness thereof.  The Joint Lead Arrangers will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of Holdings, the Borrower or any other party or to advise or opine on any related solvency issues.

5.	Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you hereby agree to indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Commitment Parties, and each other agent or co-agent (if any) designated by the Joint Lead Arrangers with respect to the Credit Facilities, each Initial Lender and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever that may be brought by the Borrower, the Guarantors (as defined in Exhibit A), any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Credit Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Credit Facilities and, upon demand, to pay and reimburse each Indemnified Person for any reasonable legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (including without limitation in connection with the enforcement of the indemnification obligations set forth herein), whether or not any Indemnified Person is a party to any action, suit, proceeding or claim out of which any such expenses arise; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from the gross negligence or willful misconduct of such Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).  Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems.

The indemnity and reimbursement obligations of Holdings and the Borrower under this Section 5 will be in addition to any liability which Holdings and the Borrower may otherwise have and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Holdings and the Borrower and the Indemnified Persons.

March 12, 2010
RadNet, Inc.
RadNet Management, Inc.

Neither we nor any other Indemnified Person will be responsible or liable to you or any other person or entity for any indirect, special, punitive, exemplary, incidental or consequential damages which may be alleged as a result of this Commitment Letter, the Fee Letter or the Transactions.

6.	Assignments

This Commitment Letter may not be assigned by you without the prior written consent of each of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including equity holders, employees or creditors of the Borrower or Holdings) other than the parties hereto (and any Indemnified Person).  Each of the Initial Lenders may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates, additional arrangers or any Lender (including without limitation as provided in Section 3 above) and upon such assignment, such Initial Lender will be released from that portion of its commitments and agreements hereunder that has been assigned.  This Commitment Letter (including the Exhibits) may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.	USA PATRIOT Act Notification

The Joint Lead Arrangers hereby notify the Borrower, Holdings and the other Guarantors that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each Lender may be required to obtain, verify and record information that identifies the Borrower, Holdings and the other Guarantors, which information includes the name and address of the Borrower, Holdings and the other Guarantors, tax identification number and other information that will allow the Joint Lead Arrangers and each Lender to identify the Borrower, Holdings and the other Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Joint Lead Arrangers and each Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by the Commitment Parties, the Joint Lead Arrangers or any of their affiliates in connection with the Transactions are exclusively for the information of the board of directors and senior management of Holdings and the Borrower and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except that (a) to the extent required by law, the Borrower may disclose this Commitment Letter (but not including the Exhibits attached hereto except as may be redacted in a manner reasonably acceptable to the Joint Lead Arrangers) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, and (b) after providing written notice to the Commitment Parties and the Joint Lead Arrangers, pursuant to applicable law or compulsory legal process, including without limitation a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that if this Commitment Letter is disclosed pursuant to applicable law or compulsory legal process it will be disclosed under seal or, if the applicable court denies a motion to file this Commitment Letter under seal and requires a redacted version of this Commitment Letter to be filed and/or disclosed, a redacted version of this Commitment Letter which redacts all information regarding fees and interest rates and which is reasonably acceptable to the Joint Lead Arrangers will be filed and/or disclosed; provided further that we hereby consent to your disclosure of (i) this Commitment Letter and such communications to the Borrower’s and Holdings’ respective officers, directors, agents and advisors who are directly involved in the consideration of the Credit Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and such communications confidential and such persons agree to hold the same in confidence.  Holdings and the Borrower agree that any references to the Joint Lead Arrangers or any of its affiliates made in advertisements or other marketing materials used in connection with the Transactions are subject to the prior written approval of the Joint Lead Arrangers, which approval shall not be unreasonably withheld or delayed.

March 12, 2010
RadNet, Inc.
RadNet Management, Inc.

You acknowledge that the Commitment Parties and their affiliates may from time to time effect transactions, for their own account or the account of customers, and may hold positions in loans or options on loans of Holdings, the Borrower and other companies that may be the subject of the Transactions.  In addition, certain of the Commitment Parties and their affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold long or short positions in securities or options on securities of Holdings, the Borrower and other companies that may be the subject of the Transactions.  Each of the Commitment Parties and its affiliates may have economic interests that are different from or conflict with those of the Borrower regarding the Transactions.  You acknowledge that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Parties will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors.  You acknowledge that the Transactions (including the exercise of rights and remedies hereunder) are arms’-length commercial transactions and that we are acting as principal and in our own best interests.  The Borrower is relying on its own experts and advisors to determine whether the Transactions are in the Borrower’s best interests.  You agree that we will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter, the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and the Borrower, its equity holders or its affiliates, on the other hand.  In addition, we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning Holdings, the Borrower and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8).  Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that the Commitment Parties and their affiliates do not provide tax, accounting or legal advice.

March 12, 2010
RadNet, Inc.
RadNet Management, Inc.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.  Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to the Transactions or the performance of services hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court.  Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

The provisions of Sections 1 (with respect to the allocation of titles and roles only), 3 (only to the extent the Transactions are consummated and the Closing Date occurs), 5, 6 (with respect to the amendment, waiver or modification of any term or provision this Commitment Letter only), 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the Transactions, including without limitation (other than Section 3 of this Commitment Letter) whether the Loan Documents are executed and delivered and whether or not the Credit Facilities are made available or any loans under the Credit Facilities are disbursed.

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) a material breach by you, or a failure of a material condition, under this Commitment Letter and (ii) April 30, 2010, unless the closing of the Credit Facilities has been consummated on or before such date on the terms and subject to the conditions set forth herein.  Before such date, we may terminate this Commitment Letter and our commitment hereunder, and our agreements to perform the services described herein, if any event occurs or information becomes available that, in our reasonable judgment, results in the failure to satisfy any material condition precedent set forth or referred to in this Commitment Letter.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Credit Facilities.  Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties.  This Commitment Letter is in addition to the agreements of the parties set forth in the Fee Letter.  No person has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letter.

March 12, 2010
RadNet, Inc.
RadNet Management, Inc.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on March 15, 2010, whereupon this Commitment Letter and the Fee Letter will become a binding agreement between us.  If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Ian Palmer
Name: Ian Palmer
Title: Managing Director

Commitment and Term Loan Engagement Letter

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Nikko Hayes
Name: Nikko Hayes
Title: Managing Director

By:	/s/ Ryan Morris
Name: Ryan Morris
Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Carin Keegan
Name: Carin Keegan
Title: Director

By:	/s/ Scottye Lindsey
Name: Scottye Lindsey
Title: Director

Commitment and Term Loan Engagement Letter

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Andrew D. Moore
Name: Andrew D. Moore
Title: Duly Authorized Signatory

GE CAPITAL MARKETS, INC.

By:	/s/ Joseph Lee
Name: Joseph Lee
Title: Duly Authorized Signatory

Commitment and Term Loan Engagement Letter

ROYAL BANK OF CANADA

By:	/s/ Mustafa Topicoalla
Name: Mustafa Topicoalla
Title: Authorized Signatory

Commitment and Term Loan Engagement Letter

JEFFERIES FINANCE LLC

By:	/s/ E.J. Hess
Name: E.J. Hess
Title: Managing Director

Commitment and Term Loan Engagement Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

RADNET MANAGEMENT, INC.

By:	/s/ Howard G. Berger
Name: Howard G. Berger, M.D.
Title: President

RADNET, INC.

By:	/s/ Howard G. Berger
Name: Howard G. Berger, M.D.
Title: President

Commitment and Term Loan Engagement Letter

Exhibit A

Summary of Terms and Conditions of the Credit Facilities

This Summary of Terms and Conditions outlines certain terms and conditions of the Credit Facilities. The following terms and conditions are not final and are subject to change.

Borrower:	Radnet Management, Inc., a California corporation (the “Borrower”), all of the equity interests of which are owned by Radnet, Inc., a Delaware corporation (“Holdings”).

Guarantors:
All obligations under the Credit Facilities (as defined below) and under any interest rate protection or other hedging arrangement entered into with an Agent, Joint Lead Arranger or Lender (as defined below) or any of their respective affiliates (each a “Lender Counterparty”) under the Credit Facilities or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantee”) by Holdings and each of the Borrower’s existing and subsequently acquired or organized direct or indirect domestic subsidiaries as well as certain affiliates of the Borrower, including Beverly Radiology Medical Group III, Beverly Radiology Medical Group, Inc., Breastlink Medical Group, Inc. and ProNet Imaging Medical Group, Inc. (collectively, the “Guarantors”). Joint ventures of the Borrower otherwise permitted by the Loan Documents shall not be required to become guarantors.

Transactions:
The Borrower will (i) obtain the senior secured credit facilities described below under the caption “Amount of Credit Facilities,” (ii) issue not less than $210.0 million (or such lesser amount as may be otherwise agreed by the Borrower and the Joint Lead Arrangers (as defined below)) in aggregate principal amount of unsecured senior notes (the “Notes”) in a registered public offering or in a Rule 144A or other private placement, (iii) repay all existing indebtedness of the Borrower and its subsidiaries under the existing revolver credit facility, first lien term loan facility and second lien term loan facility (the “Existing Indebtedness”), (iv) make certain acquisitions previously identified to the Joint Lead Arrangers and (v) pay fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions.”

Joint Lead Arrangers and Joint Bookrunners:
Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC, Deutsche Bank Securities Inc. (“DBSI”), GE Capital Markets, Inc. (“GECM”) and RBC Capital Markets2 (“RBC  Capital Markets”) will act as joint lead arrangers and joint bookrunners (in such capacities, the “Joint Lead Arrangers”), in each case, for the Credit Facilities and, as applicable, will perform the duties customarily associated with such roles.

____________________

2	RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Exhibit A-1

Administrative Agent:	Barclays Bank PLC will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Collateral Agent:	Barclays Bank PLC will act as sole and exclusive collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and will perform the duties customarily associated with such role.

Co-Syndication Agents:	DBSI and General Electric Capital Corporation (“GECC”) will act as co-syndication agents (in such capacities, the “Co-Syndication Agents”).

Documentation Agent:	RBC Capital Markets will act as documentation agent (in such capacity, the “Documentation Agent” and, together with the Administrative Agent, the Collateral Agent and the Co-Syndication Agents, the “Agents”).

Lenders:	Barclays Bank PLC, Deutsche Bank Trust Company Americas, General Electric Capital Corporation, Royal Bank of Canada, Jefferies Finance LLC and/or other banks, financial institutions and institutional lenders selected by the Joint Lead Arrangers after consultation with the Borrower (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:	The proceeds of the Term Facility will be used to refinance the Existing Indebtedness, fund, in part, certain acquisitions previously identified to the Joint Lead Arrangers and pay all Transaction Costs. Amounts available under the Revolving Facility will be used to provide for the ongoing working capital requirements of the Borrower and its subsidiaries and for general corporate purposes, including future acquisitions that are permitted under the Loan Documents.

Amount of Credit Facilities:	$375.0 million of senior secured first lien bank financing (the “Credit Facilities”) to include:

(i) $275.0 million senior secured first lien term loan facility (the “Term Facility”); and

(ii) $100.0 million senior secured first lien revolving credit facility (the “Revolving Facility”).

Swing Line Loans:
At the Borrower’s option, a portion of the Revolving Facility to be mutually agreed upon may be made available as swing line loans by Barclays Bank PLC (in such capacity, the “Swing Line Lender”) or another Lender acceptable to the Borrower and the Administrative Agent on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis and will bear interest at a rate per annum equal to the interest rate applicable to loans under the Revolving Facility bearing interest based upon the Base Rate. Each Lender under the Revolving Facility will acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Exhibit A-2

Letters of Credit:
At the Borrower’s option, a portion of the Revolving Facility to be mutually agreed upon may be made available for the issuance of letters of credit (“Letters of Credit”) by Barclays Bank PLC (in such capacity, the “Issuing Bank”) or another Lender acceptable to the Borrower and the Administrative Agent. The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Facility on a dollar-for-dollar basis. No Letter of Credit will have an expiration date after the earlier of (i) one year after the date of issuance, unless the Issuing Bank otherwise agrees and (ii) five business days prior to the Revolving Facility Maturity Date. Drawings under any Letter of Credit will be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Facility loans) on the next business day. Each Lender under the Revolving Facility will acquire an irrevocable and unconditional pro rata participation in each Letter of Credit.

Incremental Facility:
On or before the Maturity Date of the Credit Facilities, the Borrower will have the right to increase the amount of the Credit Facilities by incurring an incremental term loan facility or increasing the Revolving Facility (each such incremental term loan facility or increase to the Revolving Facility, an “Incremental Facility” and, collectively, the “Incremental Facilities”) in an aggregate amount not to exceed $75.0 million under terms and conditions to be determined; provided that (i) such Incremental Facilities will share pari passu in the guarantees described above and in the collateral described below, (ii) no existing Lender will be obligated to provide any portion of such Incremental Facilities, (iii) no event of default or default exists or would exist after giving effect thereto, (iv) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Incremental Facilities, (v) all fees and expenses owing in respect of such increase to the Administrative Agent, the Collateral Agent and the Lenders will have been paid, (vi) if such Incremental Facility is a term loan facility, (a) the yield as reasonably determined by the Administrative Agent applicable to the Incremental Facility will not be more than 25 basis points greater than the rate as reasonably determined by the Administrative Agent for the applicable existing Term Facility or Term Facilities unless the rate with respect to such existing Term Facility or Term Facilities and the existing Revolving Facility is increased contemporaneously with the funding of such Incremental Facility such that such yield is not more than 25 basis points greater than such rate, (b) the Maturity Date applicable to such Incremental Facility will not be earlier than the latest maturity date of the applicable existing Term Facility or Term Facilities, (c) the weighted average life to maturity of such Incremental Facility will not be shorter than the weighted average life to maturity of the applicable existing Term Facility or Term Facilities and (d) all other terms of such Incremental Facility, if not consistent with the terms of the applicable existing Term Facility or Term Facilities, will be as agreed between the Borrower and the Lenders providing such Incremental Facility and (vii) if such Incremental Facility is a revolving facility, such Incremental Facility will be documented solely as an increase to the commitments with respect to the Revolving Facility, without any change in terms other than any change that is more favorable to the Lenders under the Revolving Facility and applies to all loans and commitments under Revolving Facility (it being understood that the Administrative Agent shall be empowered to, on behalf of all the Lenders under the Revolving Facility, execute an amendment to the definitive documentation relating to the Revolving Facility in order to give effect to such a change more favorable to the Lenders under the Revolving Facility). The proceeds of each Incremental Facility will be used for general corporate purposes and permitted acquisitions.

Exhibit A-3

Availability:	Term Facility: One drawing may be made under the Term Facility on the Closing Date.

Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed after the Closing Date until the maturity date thereof.

Closing Date:	The date on or before April 30, 2010 on which the borrowings under the Term Facility are made in accordance with the Commitment Letter (the “Closing Date”).

Maturities:	The maturity date (the “Maturity Date”) of each of the Credit Facilities will be as follows:

(i) Term Facility: Sixth anniversary of the Closing Date; and

(ii) Revolving Facility: Fifth anniversary of the Closing Date.

Amortization:
The outstanding principal amount of the Term Facility will be payable in equal quarterly amounts of 1.0% per annum, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Maturity Date of the Term Facility. No amortization will be required with respect to the Revolving Facility.

Interest Rate:	All amounts outstanding under the Credit Facilities will bear interest, at the Borrower’s option, at a rate per annum equal to,

(i) with respect to loans made under the Term Facility: (a)the Base Rate plus 2.75-3.00% per annum; or

(b) the reserve adjusted Eurodollar Rate plus 3.75-4.00% per annum;

(ii) with respect to loans made under the Revolving Facility:

(a) the Base Rate plus 2.75% per annum (such rate in any event to match the rate on Base Rate Loans for the Term Facility on the Closing Date, whether higher or lower than this rate); or

Exhibit A-4

(b)   the reserve adjusted Eurodollar Rate plus 3.75% per annum (such rate in any event to match the rate on Eurodollar Rate Loans for the Term Facility on the Closing Date, whether higher or lower than this rate);

provided, however, that at no time will the Base Rate be deemed to be less than 3.00% per annum or the reserve adjusted Eurodollar Rate be deemed to be less than 2.00% per annum.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type.

Upon the occurrence and during the continuance of any default or event of default, interest on all amounts (including without limitation principal) will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”); provided that if such a default or event of default does not relate to a payment, financial covenant or bankruptcy default or event of default, the Default Interest Rate will apply to all amounts only at the request of the Required Lenders (as defined below under the caption “Amendments and Required Lenders”).

Interest Payments:
Quarterly for loans bearing interest based upon the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months or, if consented to by the applicable Lenders, nine or twelve months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year with respect to loans bearing interest based upon the reserve adjusted Eurodollar Rate (365/366-day year with respect to loans bearing interest based upon the Base Rate).

Funding Protection and Taxes:	Customary for transactions of this type, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Exhibit A-5

Commitment Fees:	Commitment fees equal to 0.75% per annum times the daily average undrawn portion of the Revolving Facility (reduced by the face amount of Letters of Credit issued and outstanding) will accrue from the Closing Date and will be payable quarterly in arrears; provided that if the ratio of (1) consolidated indebtedness of the Borrower and its subsidiaries as of the date of such financial statements to (2) consolidated EBITDA of the Borrower and its subsidiaries for the twelve-month period ended as of such date (as reflected in the most recent quarterly or annual financial statements delivered to the Lenders) is less than a level to be agreed, the rate at which the commitment fees accrue will decrease from 0.75% per annum to 0.50% per annum. Swing Line Loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Closing Fees:	Closing fees to each Lender party to the Loan Documents for the Credit Facilities on the Closing Date, as fee compensation for the funding of such Lender’s loans under the Credit Facilities and unfunded commitment under the Revolving Facility, in an amount expected to be approximately 1.00% of the stated principal amount of such Lender’s loans under the Term Facility (or such higher amount as the Borrower may agree in connection with the initial syndication of the Term Facility) and 2.00% of the stated principal amount of such Lender’s funded and unfunded commitment under the Revolving Facility (which will include the face amount of any issued but undrawn Letter of Credit), payable to such Lender out of the proceeds of its loans as and when funded on the Closing Date.

Letter of Credit Fees:	A fee per annum equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Facility. In addition, a fronting fee, to be mutually agreed upon between the issuer of each Letter of Credit and the Borrower, will be payable to such issuer, as well as certain customary fees assessed thereby.

Voluntary Prepayments:	The Credit Facilities may be prepaid in whole or in part without premium or penalty; provided that loans bearing interest based upon the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the applicable interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Facility will be applied to scheduled amortization payments and the payment at final maturity on a pro rata basis and may not be reborrowed.

Mandatory Prepayments:	The Borrower will make the following mandatory prepayments (subject to certain basket amounts to be negotiated in the Loan Documents):

Exhibit A-6

1. Asset Sales: Prepayments in an amount equal to 100.0% of the net cash proceeds of the sale or other disposition of any property or assets of Holdings, the Borrower or any of its subsidiaries (including the sale by the Borrower of any equity interests in any of its subsidiaries) payable no later than the business day following the date of receipt, other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds that are reinvested (or committed to be reinvested) in other long-term assets useful in the business of the Borrower or any of its subsidiaries within 180 days of such sale or disposition or, if so committed to reinvestment within such 180-day period, reinvested within 90 days thereafter.

2. Insurance Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds of insurance or condemnation proceeds paid on account of any loss of any property or assets of Holdings, the Borrower or any of its subsidiaries payable no later than the business day following the date of receipt, other than net cash proceeds that are reinvested (or committed to be reinvested) in other long-term assets useful in the business of the Borrower or any of its subsidiaries (or used to replace damaged or destroyed assets) within 180 days of receipt of such net cash proceeds or, if so committed to reinvestment within such 180-day period, reinvested within 90 days thereafter.

3. Incurrence of Indebtedness: Prepayments in an amount equal to 100.0% of the net cash proceeds received from the incurrence of indebtedness by Holdings, the Borrower or any of its subsidiaries (other than certain indebtedness otherwise permitted under the Loan Documents) payable no later than the business day following the date of receipt.

4. Excess Cash Flow: Prepayments in an amount equal to 50.0% of “Consolidated Excess Cash Flow” (to be defined in the Loan Documents) of Holdings, the Borrower and its subsidiaries payable on the date the Borrower is required to deliver audited financial statements but in any event no later than 110 days after the Borrower’s fiscal year end.

5. Extraordinary Receipts: Prepayments in an amount equal to 100.0% of the net cash proceeds received by Holdings, the Borrower or any of its subsidiaries from “Extraordinary Receipts” (to be defined in the Loan Documents but including net cash proceeds of pension plan reversions, indemnity payments, purchase price adjustments, tax refunds, judgments, litigation settlements and other similar payments not in the ordinary course of business) payable no later than the business day following the date of receipt.

Exhibit A-7

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied, first, to the Term Facility (and applied pro rata to the remaining scheduled amortization payments and the payment at final maturity) and, second, to outstanding loans under the Revolving Facility. Letters of Credit will be cash collateralized or replaced to the extent such extensions of credit exceed the commitments under the Revolving Facility.

Collateral:	The obligations of the Borrower and the Guarantors under the Credit Facilities, each Guarantee and any Hedging Arrangements with a Lender Counterparty will be secured by perfected first (except for certain permitted liens on specific equipment) priority security interests in all tangible and intangible assets, including without limitation all personal, real and mixed property of the Borrower and the Guarantors; provided that leasehold mortgages will not be required. In addition, the Credit Facilities will be secured by a first priority security interest in all intercompany debt and in 100.0% of the capital stock of the Borrower and each subsidiary of the Borrower, which pledge, in the case of any foreign subsidiary, will be limited to 100.0% of the non-voting stock (if any) and 66.0% of the voting stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower. All security arrangements will be in form and substance satisfactory to the Administrative Agent and will be perfected on the Closing Date. None of the Collateral will be subject to any other liens or encumbrances, subject to customary and limited exceptions to be mutually agreed upon and will, unless otherwise agreed by the Joint Lead Arrangers, be perfected on the Closing Date.

Representations and Warranties:	The Credit Facilities will contain such representations and warranties by Holdings, the Borrower and the Guarantors as are usual and customary for financings of this kind generally, including without limitation: organization, requisite power and authority, qualification; equity interests and ownership; due authorization; no conflict; governmental consents; binding obligation; historical financial statements; projections; no material adverse change; certain fees; adverse proceedings, etc.; payment of taxes; properties; environmental matters; no defaults; material contracts; governmental regulation; margin stock; employee matters; employee benefit plans; solvency; compliance with statutes, etc.; disclosure; Patriot Act; intellectual property; healthcare matters; Investment Company Act; and security documents.

Covenants:	The Credit Facilities will contain such affirmative, negative and financial covenants by Holdings, the Borrower and the Guarantors as are usual and customary for financings of this kind generally.

Such affirmative covenants will include, without limitation: financial statements and other reports; existence; payment of taxes and claims; maintenance of properties; insurance; books and records, inspections; lenders’ meetings; compliance with laws; environmental; subsidiaries; additional material real estate assets; additional collateral; further assurances; control accounts, approved deposit accounts; maintenance of ratings; compliance with healthcare laws; and collateral audit.

Exhibit A-8

Such negative covenants will include, without limitation: indebtedness; liens; no further negative pledges; restricted junior payments; restrictions on subsidiary distributions; investments; fundamental changes (including mergers and consolidations), disposition of assets, acquisitions; disposal of subsidiary interests; sales and lease-backs; transactions with shareholders and affiliates; conduct of business; permitted activities of Holdings; amendments or waivers of organizational documents and certain related documents; amendments or waivers with respect to certain indebtedness; and fiscal year.

Such financial covenants will include: minimum interest coverage, maximum total leverage and maximum capital expenditures.

Events of Default:	The Credit Facilities will include such events of default (and, as appropriate, grace periods) as are usual and customary for financings of this kind generally, including without limitation: failure to make payments when due; default under other agreements; breach of certain covenants; breach of representations, etc.; other defaults under Loan Documents; involuntary bankruptcy; voluntary bankruptcy; judgments and attachments; dissolution; certain events under employee benefit plans; “Change of Control” (to be defined as mutually agreed upon); and invalidity of guaranties, security documents and other Loan Documents.

Conditions Precedent to Initial Borrowing:
The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Credit Facilities will be subject to closing conditions usual and customary for financings of this kind generally, including without limitation the conditions precedent set forth in the Commitment Letter (including Exhibit B).

Conditions to All Borrowings:
The conditions to all borrowings will include, without limitation, requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, the absence of any default or event of default and will otherwise be customary and appropriate for financings of this kind generally.

Assignments and Participations:
The Lenders may assign all or, in an amount of not less than (i) $5.0 million with respect to the Revolving Facility and (ii) $1.0 million with respect to the Term Facility, any part of their respective shares of the Credit Facilities to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Loan Documents) which (other than in the case of assignments made by or to any Joint Lead Arranger or one of its affiliates) are acceptable to the Administrative Agent and, in the case of assignments with respect to the Revolving Facility, the Borrower, the Issuing Bank and the Swing Line Lender, each such consent not to be unreasonably withheld or delayed; provided that assignments made to another Lender, an affiliate of a Lender or of an Agent will not be subject to the above minimum assignment amount and consent requirements. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their shares of the Credit Facilities.

Exhibit A-9

Amendments and Required Lenders:
No amendment, modification, termination or waiver of any provision of the Loan Documents will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the funded and unfunded commitments under the Credit Facilities (collectively, the “Required Lenders”), except that: (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans under the Revolving Facility or the Term Facility will not be effective without the approval of holders of more than 50.0% of the aggregate amount of the funded and unfunded commitments under such Credit Facility and (y) the consent of each Lender adversely affected thereby (and in the case of certain collateral issues, each Lender Counterparty) will be required with respect to, among other things, matters relating to interest rates, maturity, amortization, certain collateral issues and the definition of Required Lenders.

Indemnity and Expenses:
The Credit Facilities will provide customary and appropriate provisions relating to indemnity and related matters in a form acceptable to the Joint Lead Arrangers and the Agents. The Borrower will pay (i) all reasonable out-of-pocket expenses of the Joint Lead Arrangers and the Agents associated with the syndication of the Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and the charges of IntraLinks or SyndTrak) and (ii) all out-of-pocket expenses of the Joint Lead Arrangers, the Agents and the Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents or in any bankruptcy case or insolvency proceeding.

Governing Law and Jurisdiction:
The Credit Facilities will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with any security document generally, including but not limited to the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Exhibit A-10

Counsel to the Borrower:	Sheppard, Mullin, Richter & Hampton LLP.

Counsel to the Joint Lead Arrangers and the Administrative Agent:	Latham & Watkins LLP.

The foregoing is intended to summarize certain basic terms and conditions of the Credit Facilities. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Credit Facilities.

Exhibit A-11

Exhibit B
Summary of Conditions Precedent to the Credit Facilities

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Credit Facilities.

1.
Concurrent Transactions: The Notes Offering shall have been consummated and the Borrower shall have received the proceeds of the Notes, which proceeds, together with the proceeds from borrowings made on the Closing Date pursuant to the Credit Facilities will be sufficient to refinance all Existing Indebtedness, consummate any related Transactions and pay all related fees, commissions and expenses. The terms of the Notes and the agreements related to the Notes will be reasonably satisfactory to the Commitment Parties. There will not exist (pro forma for the Transactions) any default or event of default under any of the Loan Documents or under any other material indebtedness of Holdings, the Borrower or its subsidiaries. Concurrently with the consummation of the Transactions, all Existing Indebtedness of Holdings, the Borrower and its subsidiaries will have been repaid in full, all commitments relating thereto will have been terminated and all liens or security interests related thereto will have been terminated or released, in each case on terms satisfactory to the Commitment Parties.

2.
Financial Statements. (i) At least 15 days prior to the Closing Date, the Commitment Parties shall have received unqualified audited financial statements of Holdings and its consolidated subsidiaries for each of the previous three (3) fiscal years and (ii) at least 7 days prior to the Closing Date, the Commitment Parties shall have received customary additional unaudited financial statements acceptable to the Commitment Parties for all recent, probable or pending acquisitions.

3.
Performance of Obligations. All costs, fees, expenses (including without limitation legal fees and expenses) and other compensation contemplated by the Commitment Letter, the Fee Letter and the term sheet payable to the Commitment Parties, the Agents or the Lenders shall have been paid to the extent due.

4.
Customary Closing Documents. The Commitment Parties shall be reasonably satisfied that each of Holdings and the Borrower has complied with all other customary closing conditions, including without limitation: (i) the delivery of customary legal opinions in form and substance satisfactory to the Commitment Parties, corporate records and documents from public officials and officer’s certificates; (ii) satisfactory confirmation of repayment of all indebtedness under that certain Credit Agreement, dated as of November 15, 2006, by and between Radnet Management, Inc., as the borrower, the guarantors party thereto, the lenders party thereto and General Electric Capital Corporation, as Agent; (iii) evidence of authority; (iv) obtaining material third party and governmental consents necessary in connection with the Transactions or the financing thereof; (v) absence of litigation or regulatory action affecting the Transactions and the financing thereof; (vi) perfection of liens, pledges and any other security interests on the collateral securing the Credit Facilities (free and clear of all liens, subject to customary and limited exceptions to be mutually agreed upon); (vii) satisfactory lien and judgment searches; (viii) execution of the Guarantees, which shall be in full force and effect; (ix) evidence of authority; (x) payment of fees and expenses; (xi) satisfactory insurance (together with a customary insurance broker’s letter); and (xii) the Borrower and its subsidiaries will, pro forma on a consolidated basis, be solvent after the consummation of the Transactions and delivery of a solvency certificate to that effect from the chief financial officer of the Borrower and each Guarantor in form and substance reasonably satisfactory to the Commitment Parties. The Commitment Parties shall have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

Exhibit B-1

5.
Commitment Letter. Each of Holdings and the Borrower shall be in full compliance with each of their obligations and agreements under, and the terms and conditions of, the Commitment Letter and each condition precedent set forth in the Commitment Letter will be satisfied as reasonably determined by the Commitment Parties in their sole discretion.

6.
Notes Offering. The Borrower shall have engaged financial institutions acceptable to the Commitment Parties to act as joint lead underwriters, initial purchasers and/or placement agents in connection with any underwritten offering or private placement of securities (including the Notes) in a manner and on terms and conditions satisfactory to the Commitment Parties.

Exhibit B-2